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Exhibit 9(a)(6)

[Company Logo]

Option Exchange Program

[Graphic]

Sue Aulenbacher

Vice President, Human Resources

Agenda

•                  Stock Option Exchange Program

•                  Program Specifics

•                  Procedures

•                  Important Dates

•                  Questions & Answers

Option Exchange Program

We are pleased to announce the

Stock Option Exchange Program

For outstanding options with

exercise prices of $40 or greater

•                  How does an Option Exchange Program work?

•                  Election to participate

•                  Cancellation of old options submitted for exchange

•                  Wait 6 months and 1 day

•                  Grant a lesser number of new options at then current closing prices

•                  Board of Directors and top 5 most highly compensated Executive Officers of the Company are excluded

The Veeco Stock Option Exchange Program

•                  Why do this?

•                  Employees have asked us to do this

•                  Many of our peer companies have done a similar program

•                  Stock options are a key element of total compensation, especially in our highly competitive technology sector

•                  Some of our outstanding options have exercise prices significantly higher than the current market price of our common stock

•                  In order for our stock option program to serve as an effective incentive for employee retention, the options must provide employees with an opportunity to realize value within a reasonable time period

•                  Offer to exchange options opened December 18, 2003

•                  All outstanding options with an exercise price of $40.00 per share or greater are eligible for exchange

•                  Options may be exchanged on a ratio of 2.5 old options for each new option to be issued on or about July 21, 2004

•                  New options granted on that date can not be exercised until six months following the grant date

•                  After the offer expires on January 20, 2004, all options submitted for exchange will be irrevocably cancelled and cease to exist

•                  Exercise Price: The exercise price of the new options will be the closing price of our common stock on the trading day immediately preceding the date on which the new options are granted (on or about July 21, 2004).

•                  Vesting/Term: The new options will have the same vesting and term as the options for which they were exchanged, but may not be exercised until six months following the grant date.

•                  In a Nutshell: The new options will have essentially the same terms as the old options for which they were exchanged, but 60% lesser in quantity and with a new exercise price.

•                  Options Not Exchanged: Options not submitted for exchange are not affected and no change will be made to your current options not submitted.

•                  Recommendations: The Company makes no recommendation as to whether you should tender or refrain from tendering your options for exchange

•                  Decision: This is a personal investment decision and must be made by you!

•                  Each option grant date can be treated as its own decision but all options with a particular grant date must be treated in an identical manner.

•                  If you participate in the offer, you will not be eligible to receive any additional option grants until July 21, 2004, at the earliest

Veeco Historical Stock Price

[Performance Graph]

Note: Past performance is no guarantee of future performance.

The Eligibility Requirements:

•                  To submit your options for exchange under this program, you must be an employee of Veeco or its subsidiaries from the date you submit your options for cancellation through the date we grant the new options (on or about July 21, 2004)

•                  If your employment with the Company should end for any reason (voluntary or involuntary) before the date we grant the new options, you will forfeit your new options

•                  Eligible option are those with an exercise price of $40.00 or greater per share.

New Options

•                  The new options will be granted on the later of July 21, 2004 or the first business day which is at least six months and one day after the date we cancel the options submitted for exchange.

•                  The new options will have an exercise price equal to the closing sale price of our common stock on Nasdaq on the trading day immediately preceding the new (6 month + 1 day) grant date. Otherwise, the terms will be the same as the old options.

•                  New options will be granted at an exchange ratio of one new option for every 2.5 old options submitted for exchange, which is 60% less than your option grant before the exchange program

Risks: You will not receive any new options if during the 6 Months Cancellation Period .......

•                  You voluntarily decide to leave employment with Veeco during the cancellation period

•                  Your employment is terminated during the cancellation period with or without cause

•                  Your employment is terminated during the cancellation period due to death or permanent disability

•                  You retire during the cancellation period

•                  Veeco or your business/functional unit goes through a Change of Control

•                  Veeco ceases doing business during the cancellation period

Where Do I Go With Questions?

•                  E-mail at: optionexchange@veeco.com

•                  By Telephone: (516) 677-0200 ext. 1447

•                  By Fax: (516) 714-1210

Procedures

•                  Complete and submit the “Stock Option Election” on www.myVeeco.com

•                  Your election must be submitted by January 20, 2004 Midnight New York City Time

Important Dates

•                  December 18, 2004: Stock Option Exchange Program Commenced

•                  January 20, 2004: Deadline for submitting your stock option election (Midnight New York City Time)

•                  July 21, 2004: Approximate date for issuance of new options

Questions & Answers

Q.            Why wait 6 months and a day to grant new options?

A.           This is the program that was approved by our shareholders. If we were to grant the new options earlier than six months and one day, we would be required to record a compensation expense against our earnings.

Q.            What will the new exercise price be?

A.           The exercise price of the new options will equal the closing price of our common stock on Nasdaq on the trading day immediately preceding the grant date, on or about July 21, 2004.

Q.            Is it possible for the new options granted to have a higher exercise price than the options exchanged?

A.           Yes. For example, if you cancel options with an exercise price of $43.75 per share, and the price of our common stock increases to $45.00 per share when the new options are granted, your new options will have a higher exercise price than the canceled options and you will have 40% of the number of options that you were originally granted.

Q.            How was the ratio of of the exchanged options determined?

A.           The exchange ratio (i. e., how many current options must be surrendered in order to receive one new option) was determined by an independent third party consultant using an option valuation model. This option valuation model took into account various factors, including the current fair market value of Veeco common stock, the average exercise price and remaining life of the options to be exchanged, prevailing interest rates and the historical volatility of Veeco’s stock price. The current values of the options before and after the exchange was then be used to determine the exchange ratio.

Q.            Will my participation in this program impact future grants?

A.           Employees generally are eligible to receive option grants at any time that we choose to make such grants. However, if you participate in the offer, you will not be eligible to receive any additional option grants until July 21, 2004, at the earliest. Veeco currently has no plans to award the annual option grant prior to this date.

Q.            When will the new options vest?

A.           The new options will vest according to the same schedule as the options exchanged, but may not be exercised until the date six months following the grant date, on or about January 21, 2005.

Q.            Can I exercise my other options if I participate in this program?

A.           Yes, you may exercise any options outside the option exchange program and any options you have not elected to exchange. You will however still be subject to the Veeco securities trading policy and the “safe” periods thereunder.